Exhibit 99.2

AvalonBay Communities, Inc.

For Immediate News Release
July 19, 2004

AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2004 OPERATING RESULTS

(Alexandria, VA) AvalonBay Communities, Inc. (NYSE/PCX: AVB) reported today that Net Income Available to Common Stockholders for the quarter ended June 30, 2004 was $32,859,000, resulting in Earnings per Share — diluted (“EPS”) of $0.46, compared to $1.08 for the comparable period of 2003, a per share decrease of 57.4%. For the six months ended June 30, 2004, EPS was $0.79 compared to $1.57 for the comparable period of 2003, a per share decrease of 49.7%. These decreases are primarily attributable to lower gains on sale of communities recognized in 2004 as compared to 2003, due to reduced disposition activity. The Company’s reported EPS for the quarter is lower than the estimate of $0.53 to $0.57 provided in April 2004 due to changes in the timing of planned dispositions.

Funds from Operations attributable to common stockholders — diluted (“FFO”) for the quarter ended June 30, 2004 was $60,450,000, or $0.83 per share compared to $57,153,000, or $0.83 per share for the comparable period of 2003. FFO per share for the six months ended June 30, 2004 decreased by 2.4% to $1.62 from $1.66 for the comparable period in 2003. The Company’s reported FFO per share for the quarter is higher than the estimate of $0.77 to $0.81 provided in April 2004 due to better than expected community operating results and lower than expected interest and property taxes.

Operating Results for the Quarter Ended June 30, 2004 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $5,396,000, or 3.4% to $163,734,000. For Established Communities, rental revenue decreased 0.8%, due to a decline in rental rates of 2.2%, partially offset by an increase in Economic Occupancy of 1.4% between periods. As a result, total revenue for Established Communities decreased $844,000 to $111,558,000. Operating expenses for Established Communities increased $77,000, or 0.2%, to $34,981,000, which includes a net reduction in property taxes of approximately $661,000 related to the successful resolution of a tax appeal for a community in the Northeast. Accordingly, Net

Operating Income (“NOI”) for Established Communities decreased by $921,000 or 1.2%, to $76,577,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities from the second quarter of 2003 to the second quarter of 2004:

2Q 04 Compared to 2Q 03
	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI*
Northeast	(0.9%)	(1.0%)	(0.8%)	40.9%
Mid-Atlantic	3.4%	2.3%	3.9%	16.7%
Midwest	2.2%	2.8%	1.7%	2.1%
Pacific NW	1.6%	(0.4%)	2.9%	4.5%
No. California	(4.2%)	1.5%	(6.5%)	24.6%
So. California	1.7%	(1.8%)	3.0%	11.2%

Total	(0.8%)	0.2%	(1.2%)	100.0%

*	Total represents each region’s % of total NOI from the Company, including discontinued operations.

Sequential Operating Results for the Quarter Ended June 30, 2004 Compared to the Quarter Ended March 31, 2004

The following table reflects the sequential percentage changes in rental revenue, operating expenses and NOI for Established Communities from the first quarter to the second quarter of 2004:

2Q 04 Compared to 1Q 04
	Rental	Operating
	Revenue	Expenses	NOI
Northeast	2.6%	(7.4%)	8.0%
Mid-Atlantic	2.3%	2.0%	2.4%
Midwest	0.9%	4.4%	(1.6%)
Pacific NW	0.7%	3.8%	(1.1%)
No. California	(0.1%)	1.2%	(0.7%)
So. California	(0.1%)	0.7%	(0.5%)

Total	1.2%	(1.6%)	2.5%

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

Operating Results for the Six Months Ended June 30, 2004 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $4,636,000, or 1.5% to $323,198,000. For Established Communities, rental revenue decreased 1.5%, comprised of a rental rate decline of 2.4%, partially offset by an increase in Economic Occupancy of 0.9%. Total revenue for Established Communities decreased $3,285,000 to $221,809,000 and operating expenses increased $1,100,000, or 1.6%, to $70,514,000. Accordingly, NOI for Established Communities decreased by $4,385,000 or 2.8%, to $151,295,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the six months ended June 30, 2004 compared to the six months ended June 30, 2003:

YTD 2004 Compared to YTD 2003
	Rental	Operating		% of
	Revenue	Expenses	NOI	NOI*
Northeast	(1.6%)	1.5%	(3.0%)	39.5%
Mid-Atlantic	2.9%	2.7%	3.0%	17.2%
Midwest	0.8%	(5.6%)	6.0%	2.1%
Pacific NW	0.5%	0.3%	0.7%	4.9%
No. California	(5.1%)	3.0%	(8.1%)	25.0%
So. California	1.3%	0.5%	1.6%	11.3%

Total	(1.5%)	1.6%	(2.8%)	100.0%

*	Total represents each region’s % of total NOI from the Company, including discontinued operations.

Established Communities Operating Statistics

Despite improving occupancy, Established Community rental revenue for the second quarter of 2004 declined on a year-over-year basis due to lower rental rates resulting from continued high concessions. However, rental revenue from Established Communities has increased sequentially for five consecutive months, largely due to increases in occupancy, resulting in a sequential quarter increase in the second quarter of 2004.

Market Rents, as determined by the Company, averaged approximately $1,450 per home for the Established Community portfolio as a whole in the second quarter of 2004, remaining flat compared to average Market Rents for both the second quarter of 2003 and the first quarter of 2004.

Economic Occupancy was 95.2% during the second quarter of 2004, increasing 1.4% as compared to the second quarter of 2003 and increasing 1.2% as compared to the first quarter of 2004.

Cash concessions are recognized on an accrual basis in accordance with Generally Accepted Accounting Principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. For the second quarter of 2004, rental revenue with concessions on a cash basis and rental revenue on a GAAP basis both decreased 0.8% as compared to the second quarter of 2003. Consistent with seasonal trends, cash concessions increased on an absolute basis in the second quarter of 2004 as compared to the first quarter. As a result, rental revenue with concessions on a cash basis increased 0.5% as compared to the first quarter of 2004 (versus an increase of 1.2% on a GAAP basis).

Concessions granted per move-in for Established Communities averaged $1,101 during the second quarter of 2004, an increase of 39.7% from $788 in the second quarter of 2003 and an increase of 7.9% from $1,020 in the first quarter of 2004.

Acquisition and Disposition Activity

During the second quarter of 2004, the Company acquired one community, Avalon at Redondo Beach, located in Los Angeles, CA. This garden-style community contains 105 apartment homes, and was acquired for an acquisition price of $24,565,000. In addition, on July 9, 2004 the Company acquired Briarcliffe Lakeside Apartments, located in Chicago, IL. This garden-style community contains 204 apartment homes and was acquired for an acquisition price of $14,700,000, which includes the assumption of $8,155,000 of fixed rate mortgage debt.

Also during the second quarter of 2004, the Company sold two communities, Avalon Greenbriar, located in Seattle, WA, and Avalon at Laguna Niguel, located in Orange County, CA. These two communities, which contained a total of 597 apartment homes, were sold for an aggregate sales price of $61,100,000, including the transfer of $29,155,000 of variable rate, tax-exempt debt. The sale of these communities resulted in a gain as reported in accordance with GAAP of $12,375,000 and an Economic Gain of $1,685,000. The weighted average Initial Year Market Cap Rate related to these communities was 5.9%.

Development Activity

During the second quarter of 2004, the Company commenced construction of three communities. Avalon at Juanita Village, located in Seattle, WA, is expected to contain 211 apartment homes when completed for a Total Capital Cost of $45,500,000. Avalon del Rey and Avalon Camarillo, both located in the Los Angeles, CA area, are expected to contain an aggregate of 558 apartment homes when completed for

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

an aggregate Total Capital Cost of $112,700,000. Avalon at Juanita Village will be owned and operated through a joint venture partnership that will be formed upon construction completion. The Company will contribute Avalon at Juanita Village to the joint venture, at which time the Company will be reimbursed for the Total Capital Cost, while retaining a promoted residual interest in the profits of the partnership. Avalon del Rey will also be owned and operated through a joint venture partnership that will be formed upon construction completion. The Company will contribute Avalon del Rey to the joint venture, while retaining a 30% equity interest in the joint venture.

Financing, Liquidity and Balance Sheet Statistics

The Company refinanced its $500,000,000 unsecured credit facility in May 2004 concurrent with the credit facility’s original maturity date. The terms of the credit facility are substantially the same as the Company’s previous credit facility. Pricing under the facility is currently LIBOR plus 0.55% per year, a reduction of 0.05% from pricing for the previous facility, with a competitive bid option available that may provide for lower pricing if market conditions allow. The new credit facility has a term of three years, plus a one-year extension at the Company’s option. As of June 30, 2004, the Company had $128,900,000 outstanding under this facility.

Leverage, as measured by debt as a percentage of total market capitalization, was 36.8% at June 30, 2004. Unencumbered NOI was approximately 81% for 2004 and Interest Coverage for the second quarter of 2004 was 2.7 times.

Outlook

The Company has lowered its range for projected EPS for 2004 due to changes in its disposition plan. The Company expects EPS in the range of $0.39 to $0.43 for the third quarter of 2004 and $1.47 to $1.57 for the full year 2004.

Although market fundamentals are improving in many of the Company’s markets, concessions remain prevalent and rental rates are flat sequentially. The third quarter has historically been a period of high turnover, resulting in increased operating expenses, increased availability and continued pressure on rental rates. Accordingly, the Company expects Projected FFO per share in the third quarter of 2004 to be essentially flat as compared to the second quarter of 2004, and increase sequentially in the fourth quarter of 2004 from the third quarter of 2004.

As such, the Company expects Projected FFO per share in the range of $0.80 to $0.84 for the third quarter of 2004. Based on second quarter 2004 operating results and expectations for continued improvement in apartment fundamentals, the Company is increasing the mid-point of its Projected FFO range provided in

April 2004 by $0.06 to a revised Projected FFO range of $3.23 to $3.33 for the full year 2004.

Other Matters

The Company will hold a conference call on July 20, 2004 at 11 AM EDT to review and answer appropriate questions about these results and projections, the earnings release attachments described below, and related matters. The domestic number to call to participate is 1-877-510-2397. The international number to call to participate is 1-706-634-5877. The domestic number to hear a replay of this call is 1-800-642-1687, and the international number to hear a replay of this call is 1-706-645-9291 — Access Code: 8106223.

A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website and through e-mail distribution. The full earnings release including the Attachments is available at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please register through the Investor Relations section of the website at http://www.avalonbay.com/Template.cfm?Section=Subscribe. Some items referenced in the earnings release may require the Adobe Acrobat 6.0 Reader. If you do not have the Adobe Acrobat 6.0 Reader, you may download it at the following website address: http://www.adobe.com/products/acrobat/readstep.html.

Definitions and Reconciliations

The following non-GAAP financial measures and other terms, as used in the text of this earnings release, are defined and further explained on Attachment 13, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms”:

•	FFO

•	Projected FFO

•	Established Communities

•	NOI

•	Market Rents

•	Economic Occupancy

•	Rental revenue (with concessions on a cash basis)

•	Economic Gain

•	Initial Year Market Cap Rate

•	Total Capital Cost

•	Leverage

•	Unencumbered NOI

•	Interest Coverage

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

About AvalonBay Communities, Inc.

As of June 30, 2004, AvalonBay owned or held an ownership interest in 147 apartment communities containing 42,676 apartment homes in ten states and the District of Columbia, of which 14 communities were under construction and one community was under reconstruction. AvalonBay is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay may be found on AvalonBay’s website at http://www.avalonbay.com. For additional information, please contact Bryce Blair, Chairman, Chief Executive Officer and President, at (703) 317-4652 or Thomas J. Sargeant, Chief Financial Officer, at (703) 317-4635.

Forward-Looking Statements

This release, including its attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, including possible changes in demand for apartment homes, the effects of economic conditions (including interest rates), the impact of competition and competitive pricing, delays in completing developments and lease-ups on schedule, changes in construction costs, the results of financing efforts, the timing and closing of planned dispositions under agreement, the effects of the Company’s accounting policies and other matters detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.”

The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the third quarter or the full year 2004. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Copyright © 2004 AvalonBay Communities, Inc. All Rights Reserved

SECOND QUARTER 2004

Supplemental Operating and Financial Data

     Avalon at Foxhall, a high-rise community containing 308 apartment homes, is conveniently located in downtown Washington, DC. The Company recently completed redevelopment of Avalon at Foxhall, which included upgrades to the kitchens, baths, hallways, lobby, fitness center and elevators. Through its redevelopment program, the Company successfully repositioned the community to a Class B+ property and shifted the resident profile from primarily students to professionals.

     Avalon at Foxhall is within a 15-minute walk to the Metro, providing transportation throughout DC, Virginia and Maryland. The community borders
Glover Park and is near Embassy Row, the National Cathedral, and American University.

     Apartment home features include fully applianced kitchens, washers and dryers, granite countertops, wood floors and optional fireplaces. Residents enjoy a rooftop pool and deck, a newly renovated fully-equipped fitness center, and a 24-hour concierge service.

     Redevelopment of Avalon at Foxhall was completed for an incremental cost of $8.3 million.
Upon completion of redevelopment, the Total Capital Cost, including the acquisition cost, was approximately $44 million.

SECOND QUARTER 2004

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 4
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Year-to-Date Revenue and Occupancy Changes (Established Communities)	Attachment 6

Development, Redevelopment, Acquisition and Disposition Profile
Summary of Development and Redevelopment Activity	Attachment 7
Development Communities	Attachment 8
Redevelopment Communities	Attachment 9
Summary of Development and Redevelopment Community Activity	Attachment 10
Future Development	Attachment 11
Summary of Disposition Activity	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 13

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the attachments referred to above are forward-looking statements. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, include: development opportunities may be abandoned; total capital cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Attachment 1

AvalonBay Communities, Inc.
Selected Operating and Other Information
June 30, 2004
(Dollars in thousands except per share data)
(unaudited)

SELECTED OPERATING INFORMATION

	Q2	Q2		YTD	YTD
	2004	2003	% Change	2004	2003	% Change
Net income available to common stockholders (1)	$32,859	$73,762	(55.5%)	$55,961	$107,462	(47.9%)
Per common share — basic	$0.46	$1.10	(58.2%)	$0.79	$1.59	(50.3%)
Per common share — diluted	$0.46	$1.08	(57.4%)	$0.79	$1.57	(49.7%)

Funds from Operations (1)	$60,450	$57,153	5.8%	$117,829	$114,710	2.7%
Per common share — diluted	$0.83	$0.83	—	$1.62	$1.66	(2.4%)

Dividends declared — common	$50,316	$47,278	6.4%	$100,343	$94,447	6.2%
Per common share	$0.70	$0.70	—	$1.40	$1.40	—

Common shares outstanding	71,879,228	67,536,888	6.4%	71,879,228	67,536,888	6.4%
Outstanding operating partnership units	579,782	967,759	(40.1%)	579,782	967,759	(40.1%)

Total outstanding shares and units	72,459,010	68,504,647	5.8%	72,459,010	68,504,647	5.8%

Average shares outstanding — basic	71,409,668	67,231,296	6.2%	71,164,908	67,427,853	5.5%
Average operating partnership units outstanding	581,941	968,581	(39.9%)	594,850	972,146	(38.8%)
Effect of dilutive securities	1,045,875	703,268	48.7%	1,031,712	607,505	69.8%

Average shares outstanding — diluted	73,037,484	68,903,145	6.0%	72,791,470	69,007,504	5.5%

DEBT COMPOSITION AND MATURITIES

		% of Total	Average
		Market	Interest	Remaining
Debt Composition	Amount	Cap	Rate (2)	Maturities (3)
Conventional Debt				2004	$3,224
Long-term, fixed rate	$1,893,783	28.5%		2005	$192,475
Long-term, variable rate	42,702	0.7%		2006	$156,584
Variable rate credit facility				2007	$267,030
and short term note	165,211	2.5%		2008	$211,844

Subtotal, Conventional	2,101,696	31.7%	6.3%

Tax-Exempt Debt
Long-term, fixed rate	200,206	3.0%
Long-term, variable rate	138,798	2.1%

Subtotal, Tax-Exempt	339,004	5.1%	5.0%

Total Debt	$2,440,700	36.8%	6.1%

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home
Q204	$5,010	$3,792	$114
Q104	$5,068	$3,821	$46
Q403	$5,838	$4,010	$81
Q303	$6,360	$3,710	$112

COMMUNITY INFORMATION

		Apartment
	Communities	Homes
Current Communities	133	38,527
Development Communities	14	4,149
Development Rights	40	10,728

(1)	2003 information has been revised from amounts previously reported to reflect additional preferred stock dividends of $280 as required under EITF Topic D-42.

(2)	Includes credit enhancement fees, facility fees, trustees’ fees, etc.

(3)	Excludes amounts under the $500,000 variable rate credit facility that, after all extensions, matures in 2008.

Attachment 2

AvalonBay Communities, Inc.
Detailed Operating Information
June 30, 2004
(Dollars in thousands except per share data)
(unaudited)

	Q2	Q2		YTD	YTD
	2004(1)	2003	% Change	2004(1)	2003	% Change
Revenue:
Rental and other income	$162,101	$149,101	8.7%	$318,832	$296,840	7.4%
Management, development and other fees	157	247	(36.4%)	305	511	(40.3%)

Total	162,258	149,348	8.6%	319,137	297,351	7.3%

Operating expenses:
Direct property operating expenses, excluding property taxes	38,718	35,495	9.1%	76,520	69,553	10.0%
Property taxes	15,055	13,961	7.8%	30,629	28,141	8.8%
Property management and other indirect operating expenses	9,248	7,056	31.1%	17,404	15,053	15.6%

Total	63,021	56,512	11.5%	124,553	112,747	10.5%

Interest income	36	880	(95.9%)	56	1,782	(96.9%)
Interest expense	(32,482)	(34,067)	(4.7%)	(64,768)	(68,041)	(4.8%)
General and administrative expense	(4,071)	(3,623)	12.4%	(8,041)	(7,254)	10.8%
Joint venture income, minority interest and venture partner interest in profit-sharing	(496)	(27)	1,737.0%	(489)	(97)	404.1%
Depreciation expense	(40,173)	(37,053)	8.4%	(79,745)	(73,723)	8.2%

Income from continuing operations before cumulative effect of change in accounting principle	22,051	18,946	16.4%	41,597	37,271	11.6%
Discontinued operations: (2)
Income from discontinued operations	608	3,011	(79.8%)	1,792	8,002	(77.6%)
Gain on sale of communities	12,375	54,511	(77.3%)	12,375	68,583	(82.0%)

Total discontinued operations	12,983	57,522	(77.4%)	14,167	76,585	(81.5%)

Income before cumulative effect of change in accounting principle	35,034	76,468	(54.2%)	55,764	113,856	(51.0%)
Cumulative effect of change in accounting principle	—	—	—	4,547	—	100.0%

Net income	35,034	76,468	(54.2%)	60,311	113,856	(47.0%)
Dividends attributable to preferred stock	(2,175)	(2,706)	(19.6%)	(4,350)	(6,394)	(32.0%)

Net income available to common stockholders	$32,859	$73,762	(55.5%)	$55,961	$107,462	(47.9%)

Net income per common share- basic	$0.46	$1.10	(58.2%)	$0.79	$1.59	(50.3%)

Net income per common share- diluted	$0.46	$1.08	(57.4%)	$0.79	$1.57	(49.7%)

(1)	Operations for the periods ended June 30, 2004 include the operations of a community in which the Company holds a variable interest. This community is consolidated as of January 1, 2004 as required by the Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51.

(2)	Reflects net income for communities held for sale as of June 30, 2004 and communities sold during the period from January 1, 2003 through June 30, 2004. The following table details income from discontinued operations as of the periods shown:

	Q2	Q2	YTD	YTD
	2004	2003	2004	2003
Rental income	$1,476	$8,990	$4,061	$21,211
Operating and other expenses	(816)	(4,076)	(1,931)	(8,914)
Interest expense, net	(52)	(578)	(213)	(1,168)
Minority interest expense	—	(193)	—	(389)
Depreciation expense	—	(1,132)	(125)	(2,738)

Income from discontinued operations (3)	$608	$3,011	$1,792	$8,002

(3)	NOI for discontinued operations totaled $660 and $2,130 for the three and six months ended June 30, 2004, respectively, of which $196 and $1,140, respectively, related to assets sold.

Attachment 3

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
Detailed Operating Information
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2004 (1)	2003
Real estate	$5,322,546	$5,069,036
Less accumulated depreciation	(775,893)	(684,021)

Net operating real estate	4,546,653	4,385,015

Construction in progress (including land)	248,516	253,158
Real estate assets held for sale, net	51,017	98,216

Total real estate, net	4,846,186	4,736,389

Cash and cash equivalents	2,501	7,165
Cash in escrow	12,268	11,825
Resident security deposits	24,359	20,891
Other assets (2)	125,356	133,312

Total assets	$5,010,670	$4,909,582

Unsecured senior notes	$1,859,436	$1,835,284
Unsecured facility	128,900	51,100
Notes payable	451,800	422,278
Liabilities related to assets held for sale	613	30,239
Other liabilities	245,123	234,595

Total liabilities	$2,685,872	$2,573,496

Minority interest	23,669	24,752
Stockholders’ equity	2,301,129	2,311,334

Total liabilities and stockholders’ equity	$5,010,670	$4,909,582

(1)	Balances for June 30, 2004 include a community in which the Company holds a variable interest. This community is consolidated as of January 1, 2004 as required by the Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin (ARB) No. 51.

(2)	Other assets includes $356 and $1,428 relating to discontinued operations as of June 30, 2004 and December 31, 2003, respectively.

Attachment 4

AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes - Established Communities (1)
June 30, 2004

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3)
		Q2 04	Q2 03	% Change	Q2 04	Q2 03	% Change	Q2 04	Q2 03	% Change
Northeast
Fairfield-New Haven, CT	2,035	$1,560	$1,600	(2.5%)	93.2%	92.8%	0.4%	$8,829	$9,045	(2.4%)
New York, NY	1,646	1,986	2,002	(0.8%)	94.2%	94.9%	(0.7%)	9,236	9,377	(1.5%)
Boston, MA	1,479	1,568	1,688	(7.1%)	96.5%	91.1%	5.4%	6,714	6,827	(1.7%)
Northern New Jersey	1,043	2,166	2,220	(2.4%)	94.8%	91.8%	3.0%	6,424	6,388	0.6%
Long Island, NY	806	2,115	2,081	1.6%	97.6%	98.3%	(0.7%)	4,988	4,947	0.8%
Central New Jersey	206	1,582	1,579	0.2%	96.3%	90.2%	6.1%	940	886	6.1%

Northeast Average	7,215	1,811	1,857	(2.5%)	95.0%	93.4%	1.6%	37,131	37,470	(0.9%)

Mid-Atlantic
Washington, DC	3,630	1,378	1,369	0.7%	96.0%	92.8%	3.2%	14,411	13,871	3.9%
Baltimore, MD	526	1,128	1,131	(0.3%)	96.2%	96.0%	0.2%	1,712	1,714	(0.1%)

Mid-Atlantic Average	4,156	1,347	1,340	0.5%	96.0%	93.1%	2.9%	16,123	15,585	3.4%

Midwest
Chicago, IL	887	1,091	1,083	0.7%	92.3%	90.8%	1.5%	2,682	2,625	2.2%

Midwest Average	887	1,091	1,083	0.7%	92.3%	90.8%	1.5%	2,682	2,625	2.2%

Pacific Northwest
Seattle, WA	2,738	1,019	1,035	(1.5%)	94.5%	91.4%	3.1%	7,906	7,783	1.6%

Pacific Northwest Average	2,738	1,019	1,035	(1.5%)	94.5%	91.4%	3.1%	7,906	7,783	1.6%

Northern California
San Jose, CA	4,890	1,375	1,465	(6.1%)	95.8%	94.8%	1.0%	19,329	20,377	(5.1%)
Oakland-East Bay, CA	2,090	1,199	1,249	(4.0%)	94.4%	95.6%	(1.2%)	7,100	7,488	(5.2%)
San Francisco, CA	1,511	1,565	1,588	(1.4%)	95.7%	94.8%	0.9%	6,791	6,822	(0.5%)

Northern California Average	8,491	1,366	1,434	(4.7%)	95.5%	95.0%	0.5%	33,220	34,687	(4.2%)

Southern California
Los Angeles, CA	1,638	1,271	1,252	1.5%	94.5%	95.1%	(0.6%)	5,901	5,848	0.9%
San Diego, CA	1,234	1,265	1,250	1.2%	95.2%	93.5%	1.7%	4,459	4,333	2.9%
Orange County, CA	1,174	1,207	1,200	0.6%	95.7%	94.9%	0.8%	4,067	4,010	1.4%

Southern California Average	4,046	1,250	1,235	1.2%	95.0%	94.5%	0.5%	14,427	14,191	1.7%

Average/Total Established	27,533	$1,419	$1,451	(2.2%)	95.2%	93.8%	1.4%	$111,489	$112,341	(0.8%)

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2003 such that a comparison of 2003 to 2004 is meaningful.
(2)	Reflects the effect of concessions amortized over the lease term.
(3)	With concessions reflected on a cash basis, rental revenue from Established Communities declined 0.8% between years.

Attachment 5

AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities (1)
June 30, 2004

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3)
		Q2 04	Q1 04	% Change	Q2 04	Q1 04	% Change	Q2 04	Q1 04	% Change
Northeast
Fairfield-New Haven, CT	2,035	$1,560	$1,555	0.3%	93.2%	88.0%	5.2%	$8,829	$8,356	5.7%
New York, NY	1,646	1,986	1,990	(0.2%)	94.2%	91.7%	2.5%	9,236	9,011	2.5%
Boston, MA	1,479	1,568	1,591	(1.4%)	96.5%	95.1%	1.4%	6,714	6,714	0.0%
Northern New Jersey	1,043	2,166	2,210	(2.0%)	94.8%	92.5%	2.3%	6,424	6,396	0.4%
Long Island, NY	806	2,115	2,152	(1.7%)	97.6%	92.7%	4.9%	4,988	4,822	3.4%
Central New Jersey	206	1,582	1,574	0.5%	96.3%	92.9%	3.4%	940	903	4.1%

Northeast Average	7,215	1,811	1,824	(0.7%)	95.0%	91.7%	3.3%	37,131	36,202	2.6%

Mid-Atlantic
Washington, DC	3,630	1,378	1,359	1.4%	96.0%	95.0%	1.0%	14,411	14,056	2.5%
Baltimore, MD	526	1,128	1,124	0.4%	96.2%	96.3%	(0.1%)	1,712	1,708	0.2%

Mid-Atlantic Average	4,156	1,347	1,329	1.4%	96.0%	95.1%	0.9%	16,123	15,764	2.3%

Midwest
Chicago, IL	887	1,091	1,075	1.5%	92.3%	92.9%	(0.6%)	2,682	2,659	0.9%

Midwest Average	887	1,091	1,075	1.5%	92.3%	92.9%	(0.6%)	2,682	2,659	0.9%

Pacific Northwest
Seattle, WA	2,738	1,019	1,016	0.3%	94.5%	94.1%	0.4%	7,906	7,855	0.7%

Pacific Northwest Average	2,738	1,019	1,016	0.3%	94.5%	94.1%	0.4%	7,906	7,855	0.7%

Northern California
San Jose, CA	4,890	1,375	1,378	(0.2%)	95.8%	96.3%	(0.5%)	19,329	19,458	(0.7%)
Oakland-East Bay, CA	2,090	1,199	1,203	(0.3%)	94.4%	93.1%	1.3%	7,100	7,020	1.1%
San Francisco, CA	1,511	1,565	1,561	0.3%	95.7%	96.0%	(0.3%)	6,791	6,792	0.0%

Northern California Average	8,491	1,366	1,368	(0.1%)	95.5%	95.5%	0.0%	33,220	33,270	(0.1%)

Southern California
Los Angeles, CA	1,638	1,271	1,259	1.0%	94.5%	96.0%	(1.5%)	5,901	5,939	(0.6%)
San Diego, CA	1,234	1,265	1,260	0.4%	95.2%	95.2%	0.0%	4,459	4,439	0.5%
Orange County, CA	1,174	1,207	1,208	(0.1%)	95.7%	95.6%	0.1%	4,067	4,067	0.0%

Southern California Average	4,046	1,250	1,244	0.5%	95.0%	95.6%	(0.6%)	14,427	14,445	(0.1%)

Average/Total Established	27,533	$1,419	$1,419	0.0%	95.2%	94.0%	1.2%	$111,489	$110,195	1.2%

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2003 such that a comparison of 2003 to 2004 is meaningful.
(2)	Reflects the effect of concessions amortized over the lease term.
(3)	With concessions reflected on a cash basis, rental revenue from Established Communities increased 0.5% between quarters.

Attachment 6

AvalonBay Communities, Inc.
Year-to-Date Revenue and Occupancy Changes - Established Communities (1)
June 30, 2004

	Apartment
	Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000's) (3)
		YTD 04	YTD 03	% Change	YTD 04	YTD 03	% Change	YTD 04	YTD 03	% Change
Northeast
Fairfield-New Haven, CT	2,035	$1,554	$1,597	(2.7%)	90.6%	91.2%	(0.6%)	$17,186	$17,782	(3.4%)
Boston, MA	1,646	1,580	1,705	(7.3%)	95.8%	91.0%	4.8%	13,428	13,765	(2.4%)
New York, NY	1,479	1,988	1,996	(0.4%)	92.9%	94.7%	(1.8%)	18,247	18,667	(2.2%)
Northern New Jersey	1,043	2,188	2,222	(1.5%)	93.7%	90.6%	3.1%	12,821	12,602	1.7%
Long Island, NY	806	2,133	2,073	2.9%	95.1%	98.7%	(3.6%)	9,809	9,894	(0.9%)
Central New Jersey	206	1,577	1,600	(1.4%)	94.6%	91.1%	3.5%	1,843	1,801	2.3%

Northeast Average	7,215	1,815	1,854	(2.1%)	93.3%	92.8%	0.5%	73,334	74,511	(1.6%)

Mid-Atlantic
Washington, DC	3,630	1,369	1,370	(0.1%)	95.5%	92.5%	3.0%	28,466	27,592	3.2%
Baltimore, MD	526	1,126	1,121	0.4%	96.2%	95.8%	0.4%	3,420	3,388	0.9%

Mid-Atlantic Average	4,156	1,338	1,338	0.0%	95.6%	92.8%	2.8%	31,886	30,980	2.9%

Midwest
Chicago, IL	887	1,084	1,096	(1.1%)	92.6%	90.9%	1.7%	5,341	5,298	0.8%

Midwest Average	887	1,084	1,096	(1.1%)	92.6%	90.9%	1.7%	5,341	5,298	0.8%

Pacific Northwest
Seattle, WA	2,738	1,018	1,039	(2.0%)	94.3%	91.9%	2.4%	15,761	15,675	0.5%

Pacific Northwest Average	2,738	1,018	1,039	(2.0%)	94.3%	91.9%	2.4%	15,761	15,675	0.5%

Northern California
San Jose, CA	4,890	1,377	1,479	(6.9%)	96.0%	95.0%	1.0%	38,787	41,232	(5.9%)
Oakland-East Bay, CA	2,090	1,201	1,256	(4.4%)	93.8%	95.6%	(1.8%)	14,120	15,061	(6.2%)
San Francisco, CA	1,511	1,563	1,594	(1.9%)	95.9%	95.0%	0.9%	13,583	13,736	(1.1%)

Northern California Average	8,491	1,367	1,445	(5.4%)	95.5%	95.1%	0.4%	66,490	70,029	(5.1%)

Southern California
Orange County, CA	1,174	1,208	1,197	0.9%	95.6%	95.5%	0.1%	8,133	8,049	1.0%
San Diego, CA	1,638	1,262	1,250	1.0%	95.2%	94.5%	0.7%	8,897	8,740	1.8%
Los Angeles, CA	1,234	1,265	1,245	1.6%	95.3%	95.6%	(0.3%)	11,841	11,703	1.2%

Southern California Average	4,046	1,247	1,233	1.1%	95.3%	95.2%	0.1%	28,871	28,492	1.3%

Average/Total Established	27,533	$1,418	$1,453	(2.4%)	94.6%	93.7%	0.9%	$221,683	$224,985	(1.5%)

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2003 such that a comparison of 2003 to 2004 is meaningful.
(2)	Reflects the effect of concessions amortized over the lease term.
(3)	With concessions reflected on a cash basis, rental revenue from Established Communities declined 1.4% between years.

Attachment 7

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Activity as of June 30, 2004

		Number	Number	Total
		of	of	Capital Cost (1)
		Communities	Homes	(millions)
Portfolio Additions:

2004 Annual Completions	(2)

Development		4	1,268	$241.9

Redevelopment	(3)	1	—	8.3

Total Additions		5	1,268	$250.2

2003 Annual Completions

Development		7	1,959	$372.7

Redevelopment		—	—	—

Total Additions		7	1,959	$372.7

Pipeline Activity:	(2)

Currently Under Construction

Development		14	4,149	$790.1

Redevelopment	(3)	1	—	26.1

Subtotal		15	4,149	$816.2

Planning

Development Rights		40	10,728	$2,246.0

Total Pipeline		55	14,877	$3,062.2

	% Economic
	Occ
Non-Stabilized Development Communities: (4)	(1)(5)
Avalon Glendale, Glendale, CA	94.7%	223	$40.4
Avalon Darien, Darien, CT	86.5%	189	41.7
Avalon at Newton Highlands, Newton, MA	94.7%	294	57.7
Avalon at Steven’s Pond, Saugus, MA	86.4%	326	54.3

Total		1,032	$194.1

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Information represents projections and estimates.

(3)	Represents only cost of redevelopment activity, does not include original acquisition cost or number of apartment homes acquired.

(4)	Represents Development Communities completed in prior quarters that had not achieved Stabilized Operations for the entire current quarter.

(5)	Represents Economic Occupancy for the second quarter of 2004.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2004.

Attachment 8

AvalonBay Communities, Inc.
Development Communities as of June 30, 2004

	Percentage	# of	Total Capital	Schedule				Avg Rent			% Occ
	Ownership	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Upon Completion	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4) (5)	(1) (6)
								Inclusive of
								Concessions
								See Attachment #13
Under Construction:
1. Avalon at Grosvenor Station (7) (8)	99%	497	$80.4	Q1 2002	Q3 2003	Q4 2004	Q2 2005	$1,545	82.1%	85.9%	77.9%	58.7%
North Bethesda, MD
2. Avalon at Glen Cove South	100%	256	$65.5	Q3 2002	Q1 2004	Q3 2004	Q1 2005	$2,350	53.9%	58.6%	34.8%	17.5%
Glen Cove, NY
3. Avalon at Traville (9)	100%	520	$71.5	Q4 2002	Q3 2003	Q1 2005	Q3 2005	$1,450	74.4%	70.0%	61.2%	44.3%
North Potomac, MD
4. Avalon Run East II	100%	312	$49.3	Q2 2003	Q2 2004	Q1 2005	Q3 2005	$1,705	11.5%	18.3%	11.2%	5.1%
Lawrenceville, NJ
5. Avalon at Crane Brook	100%	387	$56.2	Q3 2003	Q2 2004	Q2 2005	Q4 2005	$1,470	36.2%	48.6%	25.1%	15.1%
Danvers & Peabody, MA
6. Avalon Milford I	100%	246	$32.5	Q3 2003	Q2 2004	Q1 2005	Q3 2005	$1,340	29.3%	53.7%	28.5%	12.3%
Milford, CT
7. Avalon Chrystie Place I (10)	20%	361	$149.9	Q4 2003	Q3 2005	Q4 2005	Q2 2006	$2,665	N/A	N/A	N/A	N/A
New York, NY
8. Avalon at The Pinehills I	100%	101	$19.9	Q4 2003	Q3 2004	Q1 2005	Q3 2005	$2,205	7.9%	19.8%	4.0%	N/A
Plymouth, MA
9. Avalon Pines I	100%	298	$48.7	Q4 2003	Q1 2005	Q3 2005	Q1 2006	$1,940	N/A	N/A	N/A	N/A
Coram, NY
10. Avalon Orange	100%	168	$22.4	Q1 2004	Q2 2005	Q3 2005	Q1 2006	$1,545	N/A	N/A	N/A	N/A
Orange, CT
11. Avalon Danbury	100%	234	$35.6	Q1 2004	Q2 2005	Q4 2005	Q2 2006	$1,675	N/A	N/A	N/A	N/A
Danbury, CT
12. Avalon del Rey (11)	30%	309	$70.0	Q2 2004	Q2 2005	Q4 2005	Q2 2006	$1,790	N/A	N/A	N/A	N/A
Los Angeles, CA
13. Avalon at Juanita Village (12)	0%	211	$45.5	Q2 2004	Q3 2005	Q4 2005	Q2 2006	$1,615	N/A	N/A	N/A	N/A
Kirkland, WA
14. Avalon Camarillo	100%	249	$42.7	Q2 2004	Q3 2005	Q1 2006	Q3 2006	$1,630	N/A	N/A	N/A	N/A
Camarillo, CA

Total/Weighted Average		4,149	$790.1					$1,750

Weighted Average Projected NOI as a % of Total Capital Cost (1) (13)			8.2%				Inclusive of Concessions — See Attachment #13

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of July 9, 2004.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of July 9, 2004.

(4)	Physical occupancy based on apartment homes occupied as of July 9, 2004.

(5)	Q2 2004 Net Operating Income/(Deficit) for communities under construction and communities completed in prior quarters that had not achieved Stabilized Operations for the entire current quarter (as detailed on Attachment #7) was $4.1 million. See Attachment #13.

(6)	Represents Economic Occupancy for the second quarter of 2004.

(7)	The community is owned by a DownREIT partnership in which a wholly-owned subsidiary of the Company is the general partner with a majority interest. This community is consolidated for financial reporting purposes.

(8)	For purposes of calculating Projected NOI as a % of Total Capital Cost for this community and its related impact on the Weighted Average calculation, the Company has included in Total Capital Cost $1.9 million, the present value of a projected residual land payment that is a priority distribution upon a sale or refinancing transaction in the future.

(9)	Construction started at Avalon Traville Phase II in Q2 2003. It is combined above with Phase I for reporting purposes.

(10)	The community is financed under a joint venture structure with third-party financing, in which the community is owned by a limited liability company managed by a wholly-owned subsidiary of the Company. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $30.0 million including community-based tax-exempt debt.

(11)	The community is currently owned by a wholly-owned subsidiary of the Company, will be financed, in part or in whole, by a construction loan, and is subject to a joint venture agreement that allows for a joint venture partner to be admitted upon construction completion.

(12)	The community is being developed by a wholly-owned, taxable REIT subsidiary of the Company, and is subject to a venture agreement that provides for the transfer of 100% of the ownership interests upon completion.

(13)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2004.

Attachment 9

AvalonBay Communities, Inc.
Redevelopment Communities (1) as of June 30, 2004

		Cost (millions)		Schedule				Avg	Number of Homes
	# of	Pre-	Total					Rent		Out of
	Apt	Redevelopment	Capital				Restabilized	Per	Completed	Service
	Homes	Capital Cost	Cost (2)(3)	Acquisition	Start	Complete	Ops (3)	Home (3)	to date	@ 6/30/04
								Inclusive of
								Concessions
								See Attachment #13
Under Redevelopment:
1. Avalon at Prudential Center (4)	781	$133.9	$160.0	Q3 1998	Q4 2000	Q2 2006	Q4 2006	$2,625	492	37
Boston, MA

Total/Weighted Average	781	$133.9	$160.0					$2,625	492	37

Weighted Average Projected NOI as a % of Total Capital Cost (3)			9.2%	Inclusive of Concessions — See Attachment #13

(1)	Redevelopment Communities are communities acquired for which redevelopment costs are expected to exceed 10% of the original acquisition cost or $5 million.

(2)	Inclusive of acquisition cost.

(3)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	In Q2 2003, the scope of this redevelopment was changed to include a roof replacement and other apartment renovations, increasing the redevelopment budget to $22.2 million from $20.6 million. In Q4 2003, the scope of this redevelopment was extended to include renovations on all remaining apartments, increasing the redevelopment budget to $26.1 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2004.

Attachment 10

AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of June 30, 2004

DEVELOPMENT (2)
	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)	Period End (6)
Total — 2002 Actual	2,479	$417,564,422	$469,270,539	$254,198,266	$295,107,369

2003 Actual :
Quarter 1	343	$47,610,401	$66,767,096	$205,448,920	$304,444,246
Quarter 2	380	96,480,917	75,410,129	307,768,115	270,813,025
Quarter 3	633	78,516,195	120,057,691	304,758,336	266,114,151
Quarter 4	425	81,862,958	73,129,401	325,139,145	240,137,497

Total — 2003 Actual	1,781	$304,470,471	$335,364,317

2004:
Quarter 1 (Actual)	345	$69,258,020	$61,978,159	$366,959,227	$265,153,787
Quarter 2 (Actual)	771	111,145,634	130,021,954	254,299,634	296,508,756
Quarter 3 (Projected)	614	72,699,106	107,304,740	181,600,529	268,276,942
Quarter 4 (Projected)	413	64,604,480	66,149,337	116,996,049	269,248,434

Total — 2004 Projected	2,143	$317,707,240	$365,454,190

REDEVELOPMENT
		Total Capital		Reconstruction in
	Avg Homes	Cost Invested	Remaining to	Progress at
	Out of Service	During Period (3)	Invest (5)	Period End (6)
Total — 2002 Actual		$10,612,174	$7,655,832	$17,317,952

2003 Actual :
Quarter 1	68	$1,798,678	$5,857,154	$10,541,752
Quarter 2	75	1,535,351	5,738,979	15,074,513
Quarter 3	83	3,055,001	3,179,103	16,888,849
Quarter 4	52	1,619,936	5,660,027	13,045,931

Total — 2003 Actual		$8,008,966

2004:
Quarter 1 (Actual)	30	$676,563	$4,362,256	$28,533
Quarter 2 (Actual)	31	887,369	7,444,068	—
Quarter 3 (Projected)	30	2,085,449	5,358,619	—
Quarter 4 (Projected)	30	1,640,148	3,718,472	—

Total — 2004 Projected		$5,289,529

(1)	Data is presented for all communities currently under construction or reconstruction and those communities for which construction or reconstruction is expected to begin within the next 90 days.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as minority interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total — see Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents Total Capital Cost incurred in all quarters of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction and those for which construction or reconstruction is expected to begin within the next 90 days. Remaining to invest for Q204 includes $4.0 million attributed to one anticipated Q304 redevelopment start and $21.8 million attributed to Avalon Chrystie Place I. The Company’s portion of the Total Capital Cost of this joint venture is projected to be $30.0 million including community-based tax-exempt debt.

(6)	Represents period end balance of construction or reconstruction costs. Amount for Q204 includes $48.0 million related to an unconsolidated joint venture and is reflected in other assets for financial reporting purposes.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2004.

Attachment 11

AvalonBay Communities, Inc.
Future Development as of June 30, 2004

DEVELOPMENT RIGHTS
			Estimated	Total
			Number	Capital Cost (1)
Location of Development Right			of Homes	(millions)
1.	Lyndhurst, NJ	(2)	347	$76
2.	Newton, MA		236	60
3.	Bedford, MA	(2)	139	21
4.	San Francisco, CA		313	113
5.	Los Angeles, CA	(2)	123	36
6.	Glen Cove, NY	(2)	111	31
7.	Long Island City, NY Phase II and III		613	162
8.	New Rochelle, NY Phase II and III		588	144
9.	Hingham, MA		236	44
10.	Quincy, MA	(2)	148	24
11.	Plymouth, MA Phase II		69	13
12.	Rockville, MD Phase II		196	28
13.	Bellevue, WA		368	71
14.	Norwalk, CT		312	63
15.	New York, NY Phase II and III	(2)	308	134
16.	Shrewsbury, MA		300	44
17.	Danvers, MA		428	80
18.	Stratford, CT		146	23
19.	Wilton, CT		100	24
20.	Coram, NY Phase II	(2)	152	26
21.	Dublin, CA Phase I		304	72
22.	Encino, CA		137	46
23.	Greenburgh, NY Phase II		766	120
24.	Sharon, MA		190	31
25.	West Haven, CT		170	23
26.	Lexington, MA		387	76
27.	Andover, MA		115	21
28.	Cohasset, MA		200	38
29.	Dublin, CA Phase II		200	47
30.	Dublin, CA Phase III		205	49
31.	Yaphank, NY		270	41
32.	Seattle, WA	(2)	194	50
33.	Oyster Bay, NY		273	69
34.	College Park, MD		320	44
35.	Irvine, CA		290	63
36.	Camarillo, CA		376	55
37.	Gaithersburg, MD		254	41
38.	Milford, CT	(2)	284	41
39.	Rockville, MD	(2)	240	46
40.	Wheaton, MD	(2)	320	56

	Total		10,728	$2,246

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Company owns land, but construction has not yet begun.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the second quarter of 2004.

Attachment 12

AvalonBay Communities, Inc.
Summary of Disposition Activity as of June 30, 2004

	Weighted			Accumulated		Weighted Average	Weighted
Number of	Average	Gross Sales		Depreciation	Economic	Initial Year	Average
Communities Sold	Holding Period	Price	GAAP Gain	and Other	Gain (1)	Mkt. Cap Rate (1)	Unleveraged IRR (1)
1998:
9 Communities		$170,312,000	$25,270,000	$23,438,000	$1,832,000	7.5%	11.8%

1999:
16 Communities		$317,712,000	$47,093,000	$27,150,000	$19,943,000	8.3%	10.0%

2000:
8 Communities		$160,085,000	$40,779,000	$6,262,000	$34,517,000	7.9%	21.3%

2001:
7 Communities		$241,130,000	$62,852,000	$21,623,000	$41,229,000	8.0%	14.0%

2002:
1 Community		$80,100,000	$48,893,000	$7,462,000	$41,431,000	5.4%	22.1%

2003:
12 Communities (2)		$453,900,000	$183,204,000	$52,613,000	$130,591,000	6.3%	15.0%

2004:
2 Communities		$61,100,000	$12,375,000	$10,690,000	$1,685,000	5.9%	7.6%

1998 - 2004 Total	5.0	$1,484,339,000	$420,466,000	$149,238,000	$271,228,000	7.2%	14.2%

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	2003 GAAP gain, for purposes of this attachment, includes $23,448,000 related to the sale of a community in which the Company held a 50% membership interest and excludes $1,234,000 related to the sale of a land parcel.

Attachment 13

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as net income or loss computed in accordance with GAAP, adjusted for gains or losses on sales of property, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of property and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to net income is as follows (dollars in thousands):

	Q2	Q2	YTD	YTD
	2004	2003	2004	2003
Net income	$35,034	$76,468	$60,311	$113,856
Dividends attributable to preferred stock	(2,175)	(2,706)	(4,350)	(6,394)
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	39,054	37,523	77,551	75,069
Minority interest, including discontinued operations	912	379	1,239	762
Cumulative effect of change in accounting principle	—	—	(4,547)	—
Gain on sale of communities	(12,375)	(54,511)	(12,375)	(68,583)

FFO attributable to common stockholders	$60,450	$57,153	$117,829	$114,710

Average shares outstanding — diluted	73,037,484	68,903,145	72,791,470	69,007,504
EPS — diluted	$0.46	$1.08	$0.79	$1.57

FFO per common share — diluted	$0.83	$0.83	$1.62	$1.66

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a consistent basis as historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income of projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the third quarter and full year 2004 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	range	range
Projected EPS (diluted) — Q3 04	$0.39	$0.43
Projected depreciation (real estate related)	0.53	0.58
Projected gain on sale of communities	(0.12)	(0.17)

Projected FFO per share (diluted) — Q3 04	$0.80	$0.84

Projected EPS (diluted) — Full Year 2004	$1.47	$1.57
Projected depreciation (real estate related)	2.12	2.22
Projected gain on sale of communities	(0.29)	(0.39)
Cumulative effect of change in accounting principle	(0.07)	(0.07)

Projected FFO per share (diluted) — Full Year 2004	$3.23	$3.33

Attachment 13 (continued)

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2004, Established Communities are communities that have Stabilized Operations as of January 1, 2003 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.

NOI is defined by the Company as total revenue less direct property operating expenses (including property taxes), and excludes corporate-level property management and other indirect operating expenses, interest income and expense, general and administrative expense, joint venture income, minority interest and venture partner interest in profit-sharing, depreciation expense, gain on sale of communities, impairment losses, cumulative effect of change in accounting principle and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to net income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to net income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q2	Q2	Q1	YTD	YTD
	2004	2003	2004	2004	2003
Net income	$35,034	$76,468	$25,277	$60,311	$113,856
Property management and other indirect operating expenses	9,248	7,056	8,157	17,404	15,053
Interest income	(36)	(880)	(20)	(56)	(1,782)
Interest expense	32,482	34,067	32,286	64,768	68,041
General and administrative expense	4,071	3,623	3,971	8,041	7,254
Joint venture income, minority interest and venture partner interest in profit-sharing	496	27	(7)	489	97
Depreciation expense	40,173	37,053	39,571	79,745	73,723
Cumulative effect of change in accounting principle	—	—	(4,547)	(4,547)	—
Gain on sale of communities	(12,375)	(54,511)	—	(12,375)	(68,583)
Income from discontinued operations	(608)	(3,011)	(1,184)	(1,792)	(8,002)

NOI from continuing operations	$108,485	$99,892	$103,504	$211,988	$199,657

Established:
Northeast	$25,363	$25,560	$23,477	$48,840	$50,337
Mid-Atlantic	11,328	10,899	11,062	22,390	21,735
Midwest	1,547	1,521	1,573	3,120	2,943
Pacific NW	4,924	4,785	4,977	9,901	9,827
No. California	23,218	24,835	23,380	46,598	50,709
So. California	10,197	9,897	10,249	20,446	20,129

Total Established	76,577	77,497	74,718	151,295	155,680

Other Stabilized	18,651	14,682	18,415	37,065	28,181
Development/Redevelopment	13,116	7,636	10,197	23,313	15,339
Non-Allocated	141	77	174	315	457

NOI from continuing operations	$108,485	$99,892	$103,504	$211,988	$199,657

Attachment 13 (continued)

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold or held for sale as of June 30, 2004). A reconciliation of NOI from communities sold or held for sale to net income for these communities for the second quarter and year-to-date 2004 is as follows (dollars in thousands):

	Q2	YTD
	2004	2004
NOI from assets held for sale	$464	$990
NOI from assets sold	196	1,140

NOI from discontinued operations	$660	$2,130

Income from discontinued operations	$608	$1,792
Interest expense, net	52	213
Depreciation expense	—	125

NOI from discontinued operations	$660	$2,130

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release, of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s percentage ownership of the Total Capital Cost of each community.

In this release the Company has not given a projection of NOI on a company-wide basis. Management believes that Projected NOI of the development and redevelopment communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development and Redevelopment Communities (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense) when they are complete and achieve stabilized occupancy. Given the different dates and fiscal years at which stabilization is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development or redevelopment is complex, impractical to develop, and of uncertain meaningfulness. Projected NOI of these communities is not a projection of the Company’s financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI used in the calculation of weighted average Projected NOI to Total Capital Cost.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Attachment 13 (continued)

Rental revenue (with concessions on a cash basis) is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP in helping investors to evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions, which is an indicator of current rental market conditions. A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q2	Q2	Q1	YTD	YTD
	2004	2003	2004	2004	2003
Rental revenue (GAAP basis)	$111,489	$112,341	$110,195	$221,683	$224,985
Concessions amortized	4,110	2,958	3,840	7,949	5,638
Concessions granted	(4,445)	(3,201)	(3,457)	(7,902)	(5,820)

Rental revenue (with concessions on a cash basis)	$111,154	$112,098	$110,578	$221,730	$224,803

% change — GAAP revenue		(0.8%)	1.2%		(1.5%	)
% change — cash revenue		(0.8%)	0.5%		(1.4%	)

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP is presented on Attachment 12.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months following the date of the buyer’s valuation, less estimates for non-routine allowance of approximately $225 — $300 per apartment home, divided by the gross sales price for the community. For this purpose, management’s projection of stabilized operating expenses for the community includes a management fee of approximately 2.5% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for the property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses, including capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total capital cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.

Attachment 13 (continued)

Leverage is calculated by the Company as total debt as a percentage of total market capitalization. Total market capitalization represents the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock), the liquidation preference of the Company’s preferred stock and the outstanding principal balance of the Company’s debt. Management believes that Leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the company’s common stock trades. Changes in Leverage also can influence changes in per share results. A calculation of Leverage as of June 30, 2004 is as follows (dollars in thousands):

Total debt	$2,440,700

Common stock	4,062,614
Preferred stock	100,000
Operating partnership units	32,769
Total debt	2,440,700

Total market capitalization	6,636,083

Debt as % of capitalization	36.8%

Because Leverage changes with fluctuations in the Company’s stock price, which occurs regularly, the Company’s Leverage may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s total market capitalization.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, Unencumbered NOI is a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2004 is as follows (dollars in thousands):

NOI for Established Communities	$151,295
NOI for Other Stabilized Communities	37,065
NOI for Development/Redevelopment Communities	23,313
NOI for discontinued operations	2,130

Total NOI generated by real estate assets	213,803
NOI on encumbered assets	40,514

NOI on unencumbered assets	173,289

Unencumbered NOI	81.1%

Interest Coverage is calculated by the Company as EBITDA from continuing operations divided by the sum of interest expense and preferred dividends net of interest income. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our liquidity to that of other companies. EBITDA is defined by the Company as net income before interest income and expense, income taxes, depreciation and amortization. Under this definition, which complies with the rules and regulations of the Securities and Exchange Commission, EBITDA includes gains on sale of assets and gain on sale of partnership interests.

Attachment 13 (continued)

A reconciliation of EBITDA and a calculation of Interest Coverage for the second quarter of 2004 are as follows (dollars in thousands):

Net income	$35,034
Interest income	(36)
Interest expense	32,482
Interest expense (discontinued operations)	52
Depreciation expense	40,173

EBITDA	$107,705

EBITDA from continuing operations	$94,670
EBITDA from discontinued operations	13,035

EBITDA	$107,705

EBITDA from continuing operations	$94,670
Interest expense	32,482
Interest income	(36)
Dividends attributable to preferred stock	2,175

Interest charges	34,621

Interest coverage	2.7

In the calculations of EBITDA above, EBITDA from discontinued operations includes $12,375 in gain on sale of communities.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents, including concessions equal to one-half month rent.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for net income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of the community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.